Exhibit 21.1
TIM HORTONS INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
incorporation
or organization
Subsidiary	Country	State

The TDL Group Corp.	Canada

The TDL Group	Canada

The TDL Group No. 2	Canada

The TDL Group Co.	Canada

Wentim Company	Canada

The TDL Marks Corporation	Canada

Tim’s Realty Partnership	Canada

Boulangerie Chez Tim Inc.	Canada

Barhav Developments Limited	Canada

Bayers Centre Plaza Limited	Canada

2053306 Ontario Limited	Canada

Courtney’s Alberta Co. Inc.	Canada

Brigid No. 1 LP	Canada

Tartan No. 2 LP	Canada

Coffman No. 3 LP	Canada

Tim Hortons Advertising and Promotion Fund (Canada) Inc.	Canada

The THD Group LLC	U.S.	Ohio

Tim Donut U.S. Limited, Inc.	U.S.	Florida

T.H.D. Donut (Delaware), Inc.	U.S.	Delaware

THD Coffee Co.	U.S.	Delaware

THD Nevada, Inc.	U.S.	Nevada

Tim Hortons (New England), Inc.	U.S.	Delaware

The THD Group	U.S.	Ohio

TD U.S. Finance Co.	U.S.	Delaware

The Tim’s National Advertising Program, Inc.	U.S.	Ohio